UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) June 29, 2010
AMES TRUE TEMPER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-118086	22-2335400

(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
465 Railroad Avenue
Camp Hill, Pennsylvania 17011
(Address of Principal Executive
Offices, including Zip Code)
(717) 737-1500
(Registrant’s telephone number,
including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 29, 2010, Ames True Temper Australia Pty Ltd (“ATT Australia”), a wholly-owned subsidiary of Ames True Temper, Inc. (the “Company”), entered into a Call and Put Option to Purchase Business (the “Option Agreement”) with West Barrows Mix Pty Ltd. (“Westmix”) and Michaelangelo Cantone and Jewell Cantone (collectively, the “Cantones”) relating to the purchase of certain assets (the “Assets”) of Westmix, an Australia-based manufacturer. The Assets consist principally of trade receivables, inventory, trade names and leases. Pursuant to the Option Agreement, ATT Australia received a call option to purchase from Westmix (the “Call Option”), and Westmix received a put option to sell to ATT Australia, the Assets for $14.05 million Australian dollars (approximately $12.3 million) (the “Purchase Price”) in cash, subject to upward or downward working capital adjustments of up to $175,000 Australian dollars (approximately $153,000).
On July 5, 2010, ATT Australia exercised the Call Option and ATT Australia, Westmix and the Cantones entered into a Business Sale Agreement (the “Sale Agreement”) pursuant to which ATT Australia agreed to acquire the Assets and assume certain trade payables and customer rebates. Simultaneously with the execution of the Sale Agreement, ATT Australia made an escrow payment of 10% of the purchase price, or $1.405 million Australian dollars (approximately $1.2 million). The escrow payment will be refunded to ATT Australia in the event the sale of the Assets is not consummated; provided that if the failure to consummate the sale of the Assets is due to a material default by ATT Australia of its obligations under the Sale Agreement, the escrow payment will be forfeited to Westmix.
The consummation of the sale of the Assets is subject to customary closing conditions, including the receipt of all requisite third party consents, the acceptance of employment offers with ATT Australia by certain Westmix employees, the absence of the loss of any key customer or key supplier and the absence of any material adverse effect.
The Sale Agreement contains customary covenants, including a covenant on the part of Westmix to conduct its business in the ordinary course until the closing and a covenant on the part of ATT Australia to make offers of employment to certain employees of Westmix on terms no less favorable to such employees than their terms of employment as of the closing date.
Westmix and the Cantones provided customary representations and warranties and agreed to indemnify ATT Australia for (i) any breaches of their representations and warranties, (ii) any taxes which may be incurred by ATT Australia arising from the performance by Westmix and the Cantones of their obligations under the Sale Agreement and (iii) product liabilities relating to products provided to customers prior to the closing date. ATT Australia provided customary representations and warranties to Westmix and agreed to indemnify Westmix for product liabilities relating to products provided to customers after the closing date.
The Sale Agreement contains certain non-competition and non-solicitation covenants on the part of Westmix and the Cantones. The Sale Agreement may be terminated by either ATT Australia or Westmix if the other party breaches any provision of the Sale Agreement or upon certain bankruptcy or liquidation events on the part of the other party.
ATT Australia expects to obtain funds for the Purchase Price from borrowings under the Company’s revolving credit facility with Bank of America, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMES TRUE TEMPER, INC. (Registrant)
Date: July 6, 2010	By:	/s/ Duane R. Greenly
Duane R. Greenly
(President and Chief Executive Officer)